Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No.  333-217422) and in the related Prospectuses, as applicable, and in the Registration Statements on Form S-8 (Nos. 333-05825, 333-55683, 333-40336, 333-59296, 333-91572, 333-106859, 333-116962, 333-125911, 333-133853, 333-142777, 333-151996, 333-160269, 333-168674, 333-176136, 333-184788, 333-190408, 333-207900, and 333-219801) of Ionis Pharmaceuticals, Inc. of our reports dated March 1, 2019, with respect to the consolidated financial statements of Ionis Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Ionis Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) of Ionis Pharmaceuticals, Inc. for the year ended December 31, 2018.

/s/ ERNST & YOUNG LLP

San Diego, California
March 1, 2019